Exhibit 10.30

LETTER AGREEMENT

This letter agreement (Agreement) is executed as of May 17, 2024, by and between:

1.	FIZA INVESTMENTS LIMITED, a limited liability company incorporated in Cayman Islands, having its address at 2nd Floor, Regatta Office Park, West Bay Road P.O Box 10655, Grand Cayman KY1 – 1006, Cayman Islands (Existing Creditor); and

2.	ITRIA VENTURES LLC, a Delaware limited liability company, having its address at One Penn Plaza, Suite 3130, New York, NY 10119 (New Creditor).

RECITALS:

A.	The Existing Creditor has advanced multiple secured loan facilities for an aggregate amount of USD 14,300,000 (Existing Facility) to zSpace, Inc., a Delaware corporation, having its address at 2050 Gateway Place, Ste. 100-302, San Jose, Ca 95110 (Borrower).

B.	The New Creditor is by and under a business loan and security agreements dated as of May 15, 2024 (New Facility Agreements) advancing a secured loan facility of USD 2,000,000 (New Facility).

C.	The Existing Creditor and the New Creditor are entering into this Agreement to record their inter-se understanding in respect of the Existing Facility and the New Facility.

OPERATIVE TERMS:

1.	Until such time as the New Facility (or any amount under the New Facility Agreements) has been repaid in full by the Borrower, the Existing Creditor shall not without the prior written consent of the New Creditor make any repayment demand against the Borrower for any portion of the Existing Facility in priority to the New Facility, except where any such repayment is to be made on a pari passu basis proportionately in respect of the both the Existing Facility and the New Facility.

2.	This Agreement shall cease to have any effect whatsoever on and from the date on which the New Facility and all amounts payable under the New Facility Agreements are repaid in full by the Borrower or the indebtedness in respect thereof otherwise stands extinguished.

3.	This Agreement: (a) contains the entire understanding between the parties regarding the subject matter hereof; (b) may not be assigned without the prior written consent of the other party (any purported assignment without such consent is null and void); (c) shall be construed according to the laws of the State of New York, without giving effect to its conflict of laws principles, (d) may be executed in any number of counterparts, each of which shall be deemed an original and each of which shall constitute the same legal instrument; and (e) may not be amended except by written agreement signed by the parties.

4.	The parties hereby irrevocably designate the State and Federal Courts of the State of New York, New York County, located in the borough of Manhattan, as the exclusive tribunals for the resolution of any dispute hereunder, and consent to the exclusive jurisdiction of such tribunals.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above by its duly authorized officer.

ITRIA VENTURES LLC	FIZA INVESTMENTS LIMITED

By:	By:	/s/ Husain Zariwala
Name: Ramit Arora	Name: Husain Zariwala
Title: President	Title: Authorized Signatory

By:	/s/ Imran Ladhani
Name: Imran Ladhani
Title: Authorized Signatory